                                                                     EXHIBIT 4.1





     VOID AFTER 5:00 P.M., NEW YORK CITY
     TIME, ON APRIL 19, 2002



     THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS UNLESS OFFERED, SOLD OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

                                    Right to Purchase 2,142,000 Shares of
                                    Common Stock
Date: April 19, 2001

                                 VOXWARE, INC.
                         COMMON STOCK PURCHASE WARRANT


     THIS CERTIFIES THAT, for value received, CASTLE CREEK TECHNOLOGY PARTNERS LLC or its registered assigns (the "Holder"), is entitled to purchase from VOXWARE, INC., a corporation organized under the laws of the State of Delaware (the "Company"), at any time or from time to time during the period specified in
Section 2 hereof, Two Million One Hundred Forty-Two Thousand (2,142,000) fully paid and nonassessable shares of the Company's common stock, par value $.001 per share (the "Common Stock") for an exercise price (the "Exercise Price") per share of Common Stock equal to One Dollar and Twenty-Five Cents ($1.25), subject to appropriate adjustment in the event of a stock split, stock dividend, merger, reclassification or similar event and subject to adjustment as provided in
Section 3(d) below. The term "Warrant" means this warrant. The term "Warrants" means this Warrant and any warrants issued upon full or partial transfer of this Warrant in accordance with its terms. The shares of

Common Stock issuable upon the exercise of this Warrant are referred to as the "Exercise Shares." This Warrant is subject to the following terms, provisions and conditions:

     1.  Manner of Exercise; Issuance of Exercise Shares. Subject to the
         -----------------------------------------------
provisions hereof, including, without limitation, the limitations contained in Sections 2 and 8 hereof, this Warrant may be exercised by the Holder hereof, in whole or in part, by the surrender of this Warrant, together with a completed exercise agreement in the form attached hereto (the "Exercise Agreement"), to the Company during normal business hours on any business day at the Company's principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holder hereof), and upon payment of the Exercise Price to the Company in cash, by certified or official bank check or by wire transfer to the account of the Company. The Exercise Shares so purchased shall be deemed to be issued to the Holder hereof or such Holder's designee, as the record owner of such shares, as of the close of business on the date on which this Warrant shall have been surrendered, the completed Exercise Agreement shall have been delivered, and payment shall have been made for such Exercise Shares as set forth above or, if such date is not a business date, on the next succeeding business day. The Exercise Shares so purchased shall be delivered to the Holder hereof within a reasonable time, not exceeding two (2) Trading Days, after this Warrant shall have been so exercised (the "Delivery Period").

     2.  Period of Exercise. This Warrant shall be exercisable at any time and
         ------------------
from time to time during the period from the date of initial issuance of this Warrant (the "Issue Date") until 5:00 p.m. New York City time April 19, 2002 (the "Expiration Date"). The period beginning on the Issue Date and ending on the Expiration Date is referred to herein as the "Exercise Period."

     3.  Mandatory Exercise.
         -------------------

          (a) On no more than three (3) occasions during the Exercise Period (each a "Mandatory Exercise Date"), the Company may, at its sole discretion, but subject to satisfaction (or waiver) of all of the conditions set forth in
Section 3(c) hereof, require the Holder to exercise this Warrant in accordance with the terms set forth below (a "Mandatory Exercise"). No Mandatory Exercise may occur prior to the date (the "Effective Date") on which the registration statement (the Registration Statement") that is required to be filed pursuant to
Section 2.1 of the Registration Rights Agreement dated as of the Issue Date between the Company and the Holder (the "Registration Rights Agreement") is declared effective by the Securities Exchange Commission ("SEC"). The initial Mandatory Exercise may not occur until the Holder has sold at least ninety-five percent (95%) of the shares of Common Stock acquired by it pursuant to the Securities Purchase Agreement dated as of the Issue Date between the Company and the Holder (the "Securities Purchase Agreement"). The second and third Mandatory Exercises may not occur until the Holder has sold at least ninety-five percent (95%) of the shares of Common Stock acquired by it pursuant to the preceding Mandatory Exercise. The Holder shall give written notice (a "Sale Notice") to the Company within three (3) Trading Days after it has sold at least ninety-five percent (95%) of the Common Stock acquired by it pursuant to the Securities Purchase Agreement or the first two Mandatory Exercises, as applicable. No Mandatory Exercise shall occur earlier than the first Trading Day of the calendar month immediately following the calendar month in which the applicable Sale Notice was given.

          (b) In order to cause a Mandatory Exercise, the Company must first deliver to the Holder, on the date that is five (5) Trading Days prior to the applicable Mandatory Exercise Date, a written notice (the "Mandatory Exercise Notice"). The Mandatory Exercise Notice shall set forth the Mandatory Exercise Date to which it relates and the number of shares of Common Stock to be subject to the Mandatory Exercise (subject to the limitations set forth in Section 3(e) below) and shall state that, as of the date of such Mandatory Exercise Notice (the "Mandatory Exercise Notice Date"), all conditions to such Mandatory Exercise have been met. On each Mandatory Exercise Date, the Company shall issue to the Holder the number of Exercise Shares specified in the applicable Mandatory Exercise Notice (subject to the limitations set forth in Section 3(e) below) and the Holder shall pay the Exercise Price (determined in accordance with Section 3(d) below) in cash, by certified check or official bank check or by wire transfer to the account of the Company.

          (c) The Holder's obligation to purchase the Exercise Shares pursuant to a Mandatory Exercise is conditioned upon the satisfaction by the Company (or waiver by the Holder) of each of the following events:

              (i) the Company shall have purchased contemporaneously with the Mandatory Exercise (which purchase is in compliance with applicable Delaware corporate law) for cash from the Holder (unless the Holder declines such purchase in writing) at the Per Share Price a number of shares of the Company's Series A Convertible Preferred Stock (the "Series A Shares") equal to: (A) twenty percent (20%) of the aggregate Exercise Price to be paid upon the applicable Mandatory Exercise Date, divided by (B) the Per Share Price. The "Per Share Price" shall be equal to One Thousand Dollars ($1,000) plus accrued and unpaid dividends through the date of payment on such Series A Share.

              (ii) the Registration Statement shall have been available to the Holder at all times from the Effective Date up to and including the Mandatory Exercise Date for the resale of all Registrable Securities, as defined in the Registration Rights Agreement;

              (iii) the representations and warranties of the Company set forth in the Securities Purchase Agreement shall be true and correct in all material respects as of the Mandatory Exercise Notice Date and the Mandatory Exercise Date as if made on such dates;

              (iv) the Company shall have complied with or performed in all material respects all of the agreements, obligations and conditions set forth in the Securities Purchase Agreement, the Registration Rights Agreement, the Warrants, the Certificate of Designations (as defined in the Securities Purchase Agreement) and all other agreements to which both the Company and the Holder are parties that are required to be complied with or performed by the Company on or before the Mandatory Exercise Date;

              (v) the Company shall have delivered to the Holder on the Mandatory Exercise Date a certificate, signed by an officer of the Company, certifying that the conditions set forth in this Section 3(c) have been fulfilled as of the Mandatory Exercise Notice Date and/or the Mandatory Exercise Date, as applicable, it being understood that the Holder may rely on such certificate as though it were a representation and warranty of the Company made in the Securities Purchase Agreement and, in the event of any breach thereof, shall be entitled to the same remedies as may be available to the Holder in the event of a breach of any such representation or warranty;

              (vi) the Company shall have delivered to the Holder an opinion of Counsel for the Company dated as of the Mandatory Exercise Date, in substantially the form set forth on Exhibit A;

              (vii) the Company shall have delivered to the Holder on the Mandatory Exercise Date a duly executed certificate representing the number of Exercise Shares determined in accordance with Sections 3(b) and 3(e);

              (viii) the Exercise Shares shall be included for quotation on the OTC Bulletin Board or on a national securities exchange or on the Nasdaq Stock Market and no suspension of trading in the Common Stock on such market shall have occurred during the thirty (30) Trading Day period preceding the applicable Mandatory Exercise Date;

              (ix) the Company's revenues shall equal at least Five Hundred Thousand Dollars ($500,000) ($375,000 for the quarter ended March 31, 2001) for the last completed fiscal quarter for which such revenues have been publicly announced by a press release or a filing with the SEC as of the applicable Mandatory Exercise Notice Date.

              (x) the average closing bid price of the Common Stock on the then principal market for the Common Stock as reported by Bloomberg Financial Markets ("Bloomberg") for the periods of five (5) consecutive Trading Days ending on the Trading Day immediately prior to the applicable Mandatory Exercise Notice Date and the applicable Mandatory Exercise Date shall be at least Twenty Cents ($.20).

              (xi) there shall have been no Change in Control Transaction (as defined in Section 4(d)(i) below).

          (d) The Exercise Price for a Mandatory Exercise shall equal Eighty Percent (80%) of the Market Price (as defined in Section 4(d)(ii) below) on the applicable Mandatory Exercise Date.

          (e) The number of shares of Common Stock subject to a Mandatory Exercise shall not exceed the least of:

              (i) a number of shares of Common Stock that would result in an aggregate Exercise Price for any Mandatory Exercise equal to Five Hundred Thousand Dollars ($500,000);

              (ii)  the number of unexercised Exercise Shares; and

              (iii) the number of shares of Common Stock permitted to be issued on the applicable Mandatory Exercise Date pursuant to Section 8 below.

     4.   Certain Agreements of the Company. The Company hereby covenants and
          ---------------------------------
agrees as follows:

          (a) Certain Actions Prohibited. The Company will not, by amendment of
              --------------------------
its charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the Holder of this Warrant in order to protect the economic benefit inuring to the Holder hereof and the exercise privilege of the Holder of this Warrant against dilution or other impairment, consistent with the tenor and purpose of this Warrant.

          (b) Consolidation; Merger. In case of any consolidation of the Company
              ---------------------
with, or merger of the Company into, any other corporation, or in case of any sale or conveyance of all or substantially all of the assets of the Company other than in connection with a plan of complete liquidation of the Company at any time during the Exercise Period, then as a condition of such consolidation, merger or sale or conveyance, adequate provision will be made whereby the Holder hereof will have the right to acquire and receive upon exercise of this Warrant in lieu of the Exercise Shares immediately theretofore acquirable upon the exercise of this Warrant, such securities, cash or assets as may be issued or payable with respect to or in exchange for the Exercise Shares immediately theretofore acquirable and receivable upon exercise of this Warrant had such consolidation, merger or sale or conveyance not taken place. In any such case, the Company will make appropriate provision to insure that the provisions of this Section 4 will thereafter be applicable as nearly as may be in relation to any instrument or securities thereafter deliverable upon the exercise of this Warrant.


         (c) Notices. In case at any time:
             -------

             (i) the Company shall declare any dividend upon the Common Stock payable in shares of stock of any class or make any other distribution (other than dividends or distributions payable in cash out of retained earnings consistent with the Company's past practices with respect to declaring dividends and making distributions) to the holders of the Common Stock;

             (ii) the Company shall offer for subscription pro rata to the holders of the Common Stock any additional shares of stock of any class or other rights;

             (iii) there shall be any capital reorganization of the Company, or reclassification of the Common Stock, or consolidation or merger of the Company with or into, or sale of all or substantially all of its assets to, another corporation or entity; or

             (iv) there shall be a voluntary dissolution, liquidation or winding-up of the Company;

then, in each such case, the Company shall give to the Holder of this Warrant
(a) notice of the date or estimated date on which the books of the Company shall close or a record shall be taken for determining the holders of Common Stock entitled to receive any such dividend, distribution, or subscription rights or for determining the holders of Common Stock entitled to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, notice of the date (or, if not then known, a reasonable estimate thereof by the Company) when the same shall take place. Such notice shall also specify the date on which the holders of Common Stock shall be entitled to receive such dividend, distribution, or subscription rights or to exchange their Common Stock for stock or other securities or property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up, as the case may be. Such notice shall be given at least thirty (30) days prior to the record date or the date on which the Company's books are closed in respect thereto. Failure to give any such notice or any defect therein shall not affect the validity of the proceedings referred to in clauses (i), (ii), (iii) and (iv) above. Notwithstanding the foregoing, the Company shall publicly disclose the substance of any notice delivered hereunder prior to delivery of such notice to the Holder hereof.

         (d) Certain Definitions.
             -------------------

             (i) A "Change in Control Transaction" will be deemed to have occurred if (A) there occurs any consolidation, merger or other business combination of the Company with or into any other corporation or other entity or person (whether or not the Company is the surviving corporation), or any other corporate reorganization or transaction or series of related transactions in which in any of such events the voting stockholders of the Company prior to such event cease to own 50% or more of the voting stock, or corresponding voting equity interests, of the surviving corporation after such event (including without limitation any "going private" transaction under Rule 13e-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or tender offer by the Company under Rule 13e-4 promulgated pursuant to the Exchange Act for twenty percent (20%) or more of the Company's Common Stock), (B) any person (as defined in Section 13(d) of the Exchange Act), together with its affiliates and associates (as such terms are defined in Rule 405 under the Securities Act), beneficially owns or is deemed to beneficially own (as described in Rule 13d-3 under the Exchange Act without regard to the 60-day exercise period) in excess of 50% of the Company's voting power, (C) there is a replacement of more than one-half of the members of the Company's Board of Directors which is not approved by those individuals who are members of the Company's Board of Directors on the date thereof, or (D) in one or a series of related transactions, there is a sale or transfer of all or substantially all of the assets of the Company, determined on a consolidated basis, (E) the execution by the Company of an agreement to which the Company is a party or by which it is bound providing for an event set forth in (A), (B), (C) or (D) above, or pursuant to which the Common Stock is to be converted or reclassified into other securities, cash or property, or (F) the public announcement of a pending transaction of the type set forth in (A), (B), (C) (D) or (E) above which has not been abandoned or terminated.

             (ii) "Market Price," as of any date, means the average of three lowest intra-day sale prices for the shares of Common Stock on the then principal market for the Common Stock as reported by Bloomberg during the period of ten consecutive Trading Days ending on the Trading Day immediately preceding such date. Notwithstanding anything contained in the foregoing, in no event shall the Market Price as of any date be greater than the lowest intra-day bid price on the Trading Day immediately prior to such date.

             (iii) "Trading Day" means a day on which the principal United States securities exchange or trading market where the Common Stock is then listed or traded as reported by Bloomberg is open for trading.

     5.      Transfer, Exchange, Redemption and Replacement of Warrant.
             ---------------------------------------------------------

         (a) Restriction on Transfer. This Warrant and the rights granted to
             -----------------------
the Holder hereof are transferable, in whole or in part, upon surrender of this Warrant, together with a properly executed assignment in the form attached hereto, at the office or agency of the Company referred to in Section 5(e) below, provided, however, that any transfer or assignment shall be subject to the conditions set forth in Section 5(f) hereof and to the provisions of Section
2.6 of the Securities Purchase Agreement. Until due presentment for registration of transfer on the books of the

Company, the Company may treat the registered Holder hereof as the owner and Holder hereof for all purposes, and the Company shall not be affected by any notice to the contrary. Notwithstanding anything to the contrary contained herein, the registration rights described in Section 6 hereof are assignable only in accordance with the provisions of the Registration Rights Agreement.

          (b) Warrant Exchangeable for Different Denominations. This Warrant is
              ------------------------------------------------
exchangeable, upon the surrender hereof by the Holder hereof at the office or agency of the Company referred to in Section 5(e) below, for new Warrants of like tenor of different denominations representing in the aggregate the right to purchase Exercise Shares, which may be purchased hereunder, each of such new Warrants to represent the right to purchase Exercise Shares at the Exercise Price therefor as shall be designated by the Holder hereof at the time of such surrender.

          (c) Replacement of Warrant. Upon receipt of evidence reasonably
              ----------------------
satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft, or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company, at its expense, will execute and deliver, in lieu thereof, a new Warrant of like tenor.

          (d) Cancellation; Payment of Expenses. Upon the surrender of this
              ---------------------------------
Warrant in connection with any transfer, exchange, or replacement as provided in this Section 5, this Warrant shall be promptly canceled by the Company. The Company shall pay all issuance taxes (other than securities transfer taxes) and charges payable in connection with the preparation, execution, and delivery of Warrants pursuant to this Section 5. The Company shall indemnify and reimburse the Holder of this Warrant for all losses and damages arising as a result of or related to any breach of the terms of this Warrant, including costs and expenses (including legal fees) incurred by such Holder in connection with the enforcement of its rights hereunder.

          (e) Warrant Register. The Company shall maintain, at its principal
              ----------------
executive offices (or such other office or agency of the Company as it may designate by notice to the Holder hereof), a register for this Warrant, in which the Company shall record the name and address of the person in whose name this Warrant has been issued, as well as the name and address of each transferee and each prior owner of this Warrant.

          (f) Transfer or Exchange Without Registration. If, at the time of the
              -----------------------------------------
surrender of this Warrant in connection with any transfer, or exchange of this Warrant, this Warrant (or, in the case of any exercise, the Exercise Shares issuable hereunder), shall not be registered under the Securities Act and under applicable state securities or blue sky laws, the Company may require, as a condition of allowing such transfer or exchange, (i) that the Holder or transferee of this Warrant, as the case may be, furnish to the Company a written opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions and reasonably acceptable to the Company) to the effect that such transfer or exchange may be made without registration under the Securities Act and under applicable state securities or blue sky laws (the cost of which shall be borne by the Company if the Company's counsel renders such an opinion), (ii) that the Holder or transferee execute and deliver to the Company an investment letter in form and substance acceptable to the Company and (iii) that the transferee be an "accredited investor" as defined in Rule 501(a) promulgated under the Securities Act; provided that no such opinion, letter, or status as an "accredited investor" shall be required in connection with a transfer pursuant to Rule 144 under the Securities Act.

     6. Registration Rights. The initial Holder of this Warrant (and certain
        -------------------
assignees thereof) is entitled to the benefit of such registration rights in respect of the Exercise Shares as are set forth in the Registration Rights Agreement, including the right to assign such rights to certain assignees, as set forth therein.

     7. Notices. Any notices required or permitted to be given under the terms
        -------
of this Warrant shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier or by confirmed telecopy, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by courier, or by confirmed telecopy, in each case addressed to a party. The addresses for such communications shall be:

               If to the Company:

               Voxware Inc.
               Lawrenceville Office Park
               P.O. Box 5363
               Princeton, New Jersey 08543
               Facsimile: (609) 514 4101
               Attn:  Nicholas Narlis

               with a copy simultaneously transmitted by like means to:

               Hale and Dorr LLP
               650 College Road East
               Princeton, NJ 08540
               Facsimile: (609) 750-7700
               Attn:  William J. Thomas


If to the Holder, at such address as such Holder shall have provided in writing to the Company, or at such other address as such Holder furnishes by notice given in accordance with this Section 7.

     8.  Additional Restriction on Exercise. Notwithstanding anything to the
         ----------------------------------
contrary contained herein, this Warrant shall not be exercisable by the Holder or subject to a Mandatory Exercise by the Company to the extent (but only to the extent) that such exercise by the Holder or Mandatory Exercise would result in the Holder being the beneficial owner of more than 4.99% of the shares of Common Stock. For the purposes of this paragraph, beneficial ownership and all determinations and calculations, shall be determined in accordance with Section 13(d) of the Exchange Act and all applicable rules and regulations thereunder. For clarification, it is expressly a term of this security that the limitations contained in this Section 8 shall apply to each successive Holder.

     9.  Miscellaneous.
         -------------

         (a) Amendments. This Warrant and any provision hereof may only be
             ----------
amended by an instrument in writing signed by the Company and the Holders of a majority in interest of the Warrants.

         (b) Descriptive Headings. The descriptive headings of the several
             --------------------
Sections of this Warrant are inserted for purposes of reference only, and shall not affect the meaning or construction of any of the provisions hereof.

     10. Governing Law; Jurisdiction. This Warrant shall be governed by and
         ---------------------------
construed in accordance with the laws of the State of Delaware. The Company irrevocably consents to the jurisdiction of the United States federal courts and state courts located in the State of Delaware in any suit or proceeding based on or arising under this Warrant and irrevocably agrees that all claims in respect of such suit or proceeding may be determined in such courts. The Company irrevocably waives any objection to the laying of venue and the defense of an inconvenient forum to the maintenance of such suit or proceeding. The Company further agrees that service of process upon the Company mailed by certified or registered mail shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding. Nothing herein shall affect the Holder's right to serve process in any other manner permitted by law. The Company agrees that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

     IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer.


                              VOXWARE, INC.


                              By:  /s/ Nicholas Narlis
                                  ---------------------------------
                                 Name: Nicholas Narlis
                                      _____________________________
                                 Title: Senior Vice President & Chief Financial
                                         Officer
                                       ----------------------------------------

                          FORM OF EXERCISE AGREEMENT

        (To be Executed by the Holder in order to Exercise the Warrant)


To:  Voxware, Inc.
     Lawrenceville Office Park
     P.O. Box 5363
     Princeton, New Jersey 08543
     Facsimile: (609) 514 4101
     Attn:  Nicholas Narlis

     The undersigned hereby irrevocably exercises the right to purchase _________ shares of Common Stock of Voxware, Inc., a corporation organized under the laws of the State of Delaware, evidenced by the attached Warrant, and herewith makes payment of the Exercise Price with respect to such shares, all in accordance with the conditions and provisions of said Warrant.

     The undersigned agrees not to offer, sell, transfer or otherwise dispose of the shares obtained on exercise of the Warrant, except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any state securities laws.

     The undersigned requests the delivery of the shares to the undersigned at its listed below:


Dated:_________________       _____________________________________
                                    Signature of Holder

                              _____________________________________
                                    Name of Holder (Print)
                                    Address:
                              _____________________________________
                              _____________________________________
                              _____________________________________

                              FORM OF ASSIGNMENT


     FOR VALUE RECEIVED, the undersigned hereby sells, assigns, and transfers all the rights of the undersigned under the within Warrant, with respect to the number of shares of Common Stock set forth hereinbelow, to:

Name of Assignee      Address        Number of Shares
----------------      -------        ----------------



, and hereby irrevocably constitutes and appoints ___________________________ as agent and attorney-in-fact to transfer said Warrant on the books of the within-named corporation, with full power of substitution in the premises.


Dated: _____________________, 2001

In the presence of

__________________

                                    Name: ____________________________


                                          Signature: _______________________
                                          Title of Signing Officer or Agent (if
                                          any):
                                                    _________________________
                                          Address:  _________________________
                                                    _________________________


                                          Note:  The above signature should
                                                 correspond exactly with the
                                                 name on the face of the within
                                                 Warrant.